ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is made as of June 27, 2017, (the “Effective Date”) by and among Imprimis Pharmaceuticals, Inc., a Delaware corporation (“Company”), ImprimisRx CA, Inc., a California corporation (“RxCA”), ImprimisRx PA, Inc., a Delaware corporation (“RxPA” and together with RxCA, collectively, “Subsidiaries” and each a “Subsidiary”; and together with Company, RxPA and RxCA, collectively, “Sellers” and each, individually, a “Seller”), and Creative Pharmacy Solutions Central, LLC, a Delaware limited liability company doing business as Pharmacy Innovations (“Buyer”).

RECITALS

WHEREAS, the Company is the owner of ImprimisRx CA, Inc., a California corporation and licensed pharmacy doing business as ImprimisRx located at 9257 Research Drive, Irvine, CA 92618 (the “RxCA Premises”) and ImprimisRx PA, Inc., a Delaware corporation and licensed pharmacy doing business as ImprimisRx located at 780 Primos Ave., Unit E, Folcroft, PA 19032 (the “RxPA Premises”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain Assets (as defined below) of the Company and Subsidiaries in exchange for the consideration set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties hereto agree as follows:

1. Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 8.1), Seller will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase, accept and take from Seller, the Assets (as defined in Section 13.1), free and clear of any Encumbrances (as defined in Section 13.1). As further outlined in Section 13.7, Seller shall have no obligation in the physical transfer of any of the Assets to another location, other than to reasonably assist any subcontractors of Buyer with the packing of the same.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be the aggregate of the consideration set forth in Section 2.1 and Section 2.1.4 below.

2.1 Cash Consideration. As consideration for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets, Buyer shall pay to Company, by wire transfer of funds to an account or accounts designated by Company, the sum of Four Hundred Fifty Thousand Dollars ($450,000.00) payable as follows:

2.1.1 Initial Cash Payment. Forty Thousand Dollars ($40,000.00 and the “Initial Cash Payment”) within five (5) days of the Closing Date; and

2.1.2 Balance Cash Payment. Four Hundred Ten Thousand Dollars ($410,000.00 and the “Balance Cash Payment”, which shall bear an interest rate of 6% and together with the Initial Cash Payment the “Purchase Price”) payable in forty-eight (48) equal monthly installment payments of Nine Thousand Six Hundred Twenty Eight Dollars and Eighty Six Cents ($9,628.86 and each a “Monthly Payment”), with each Monthly Payment due by the 5th day of each subsequent month. The first Monthly Payment will be due by August 5, 2017.

2.1.3 Discount to Balance Cash Payment. In the event the Buyer elects to make advanced payments such that Buyer delivers to Seller a total of Three Hundred Sixty Five Thousand Dollars ($365,000.00) of the Balance Cash Payment prior to December 31, 2017, Seller shall waive the additional remaining amounts due of the Balance Cash Payment. After December 31, 2017, in the event the Buyer elects to make an advanced payment in full of the Balance Cash Payment the amount paid by the Seller shall be made according to the amortization table provided in Exhibit D and with no prepayment penalty.

2.1.4 Post-Closing Adjustment(s). Sixty (60) days after Closing, Buyer will account for all sales associated with the Assets and with the Business (as defined in Section 13.1) located at or about Unit E, 780 Primos Avenue, Folcroft Borough, Pennsylvania (“PA Location”). In the event said sales are less than Sixty Percent (60.00%) of Seller’s sales associated with the Assets and the Business of the PA Location in the sixty (60) days preceding the Effective Date, the Balance Cash Payment will be reduced by $125,000, and the amortization of the balance Cash Payment described in 2.1.2 will be adjusted accordingly for all remaining payments; provided, however, Buyer shall use reasonable diligence, efforts and care to continue to operate the Business of the PA Location following the Closing Date as it was operated by the Seller prior to the Effective Date. In the event Buyer claims that the post-Closing Date sales are less than Sixty Percent (60.00%) of Seller’s pre-Effective Date sales as outlined in the previous sentence, Buyer shall permit Seller to have full access during normal business hours to such records of Buyer as may be reasonably necessary to verify the proper operations and sales of the Business.

2.2 Assumption of Liabilities.

2.2.1 As additional consideration for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets, Buyer, as of the Closing Date, shall assume the lease of real property entered into by Company with respect to the RxPA Premises (the “Lease” or “Assumed Liabilities”), provided that, in connection with the assumption of the Lease, at Closing Buyer shall reimburse Company for, and thereafter Buyer shall be entitled to all benefits of and any right to receive a return of, the Twelve Thousand Five Hundred Twenty Nine Dollars and Ninety Eight Cents ($12,529.98) deposit held in connection with and pursuant to the terms of the Lease (the “Lease Deposit Reimbursement”).

2.2.2 Notwithstanding any provision in any Transaction Agreements (as defined in Section 13.1) to the contrary, except for assumption of the Assumed Liabilities, Buyer shall not assume or be deemed to have assumed any liabilities of Seller or any Subsidiaries or affiliates of Seller (or any predecessor owner of all or part of Seller’s respective businesses or assets), whether as transferee or successor, by contract or otherwise, and Seller shall remain liable for, any and all liabilities of Seller of any kind whatsoever, whether known, unknown, liquidated or contingent, whether presently in existence or arising or asserted hereafter, including, without limitation, any accounts payable of Seller (collectively, the “Excluded Liabilities”).

2.3 Purchase Price Allocation. Within thirty (30) days after Closing, Buyer shall deliver to Seller an allocation of the sum of the Purchase Price and Assumed Liabilities (and any adjustments thereof) among the Assets as of the Closing (the “Allocation”) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder. Seller shall have an opportunity to review the Allocation for a period of not more than ten (10) days after receipt of the Allocation (the “Review Period”). If Seller delivers notice to Buyer prior to the expiration of the Review Period that Seller’s calculation of any item in the Allocation varies by twenty percent (20%) or more from the amount for such item set forth in the Allocation delivered by Buyer, Buyer and Seller shall attempt in good faith to agree on an adjustment to the Allocation that is mutually agreeable to Buyer and Seller for a period not to exceed ten (10) days and the Allocation as adjusted by the parties mutual agreement shall be binding on both Buyer and Seller. If Seller does not provide notice of any dispute prior to the expiration of the Review Period, the Allocation shall be deemed to be final and binding on both Buyer and Seller. Buyer and Seller shall cooperate in connection with the preparation of Internal Revenue Service Form 8594 for its timely filing. Except as otherwise required by applicable law, Buyer and Seller shall report for all tax purposes all transactions contemplated by this Agreement in a manner consistent with the Allocation and shall not take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise. If Buyer and Seller are unable to agree on the Allocation, Buyer and Seller shall each be permitted to file any returns reflecting an allocation of the purchase price as each shall independently determine.

2.4 Assets Acquired on “As Is,” “Where Is” Basis. Notwithstanding anything contained herein to the contrary, it is understood and agreed that, except as expressly set forth in this Agreement, including without limitation, the representations and warranties set forth in Section 4 of this Agreement, Seller disclaim all warranties or representations of any kind or character, expressed or implied. Buyer is acquiring the Assets and will accept the Assets in an “as is,” “where is” condition with all faults, provided, however, all Assets will be delivered to Buyer at Seller’s existing location at or about Unit E, 780 Primos Avenue, Folcroft Borough, Pennsylvania. Buyer agrees that Buyer has not relied upon, and will not rely upon, either directly or indirectly, any representation or warranty of Seller, or any representation or warranty of any agent or employee of Seller, except such representations and warranties as expressly set forth in this Agreement.

3. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the Closing Date as follows:

3.1 Organization. The Company is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware. RxCA is a corporation, duly formed, validly existing, and in good standing under the laws of the State of California. RxPA is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

3.2 Authority. Buyer has full power and authority to enter into and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors or managers, as applicable, of the Buyer and no other corporate, limited liability company, or other proceedings on the part of any Seller are/e necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by , and, assuming that this Agreement constitutes a valid and binding agreement of Buyer, constitutes the legal, valid and binding agreement and obligation of , enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws, laws affecting creditors’ rights generally, and equitable principles. No relationship or contract, order, or any other document or relationship prohibits or limits the transfers contemplated by this Agreement. Other than for compliance with the provisions of applicable statutes and regulations, no notice to, filing with, or authorization, consent, or approval of any domestic or foreign public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.

3.3 No Violation to Result. The execution, delivery and performance by Seller of this Agreement and the other documents contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby and the fulfillment by Seller of the terms hereof and thereof, do not and will not (i) violate, breach or constitute a default under the respective organizational documents of Seller, any contract of any Seller, or any law applicable to Seller, (ii) give any governmental authority or any other person the right to prohibit any of the transactions contemplated by this Agreement, or (iii) result in the creation or imposition of any Encumbrance upon the Assets. Except as set forth on Section 3.3 of the Disclosure Schedule, no notice to, filing with, or consent of, any person is necessary in connection with the authorization, approval, execution, delivery or performance by Seller of this Agreement and the other documents contemplated hereby or the consummation by any Seller of the transactions contemplated hereby or thereby.

3.4 Title to Subject Assets. Seller has good and marketable title to, are the exclusive legal and equitable owners of, and have the unrestricted power and right to sell, assign and deliver the Assets. At the Closing Date, Seller will deliver the Assets free and clear of all Encumbrances of any kind or nature other than Permitted Encumbrances. Upon Closing, Buyer will acquire exclusive, good and marketable title to the Assets or a valid leasehold interest in the RxPA Premises and no restrictions arising out of Seller’s ownership of the Assets or rental of the RxPA Premises will exist with respect to Buyer’s right to resell, license, or sublicense any of the Assets or Assumed Liabilities or engage in the Business in compliance with all laws.

3.5 Compliance with Laws. Seller have complied in all material respects with, and are not in material violation of, and have not received any written or oral notices of violation with respect to, any laws applicable to Seller, the Assets or the Business.

3.6 No Intent. Seller is not entering into this Agreement with the intent to hinder, delay, or defraud any person to which any Seller is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Assets.

3.7 Licenses and Permits. All licenses held by RxPA are listed in Section 3.7 of the Disclosure Schedule and there currently are no criminal, administrative, disciplinary proceedings, or other suits or proceedings pending or threatened against RxPA nor does Seller have any knowledge of any such proceedings.

3.8 No Other Agreements. Neither Seller nor any Representatives (as defined in Section 13.1) of Seller have entered into any other agreements or arrangements with respect to the sale or other disposition of the Assets (except for non-binding letters of intent or similar such instruments that would in no way affect the transferability of the Assets pursuant to this Agreement) other than with respect to sales of assets in the ordinary course of business consistent with past practice.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Seller:

4.1 Organization. Buyer is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

4.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate or other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming that this Agreement constitutes a valid and binding agreement of Seller, constitutes the legal, valid, and binding agreement and obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws, laws affecting creditors’ rights generally, and equitable principles. No relationship of Buyer or contract, order, or any other agreement to which Buyer is a party prohibits or limits the transactions contemplated by this Agreement. Other than for compliance with the provisions of applicable statutes and regulations, Buyer is not required to provide any notice to, make any filing with, or obtain the authorization, consent or approval of, any domestic or foreign governmental authority in order to consummate the transactions contemplated by this Agreement.

4.3 No Violation to Result. The execution, delivery and performance by Buyer of this Agreement and the other documents contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby and the fulfillment by Buyer of the terms hereof and thereof, do not and will not (i) violate, breach or constitute a default under the organizational documents of Buyer, any contract of Buyer, or any law applicable to Buyer or (ii) give any governmental authority or any other person the right to prohibit any of the transactions contemplated by this Agreement. No notice to, filing with, or consent of, any person is necessary in connection with the authorization, approval, execution, delivery or performance by Buyer of this Agreement and the other documents contemplated hereby or the consummation by Buyer of the transactions contemplated hereby or thereby.

5. Buyer Covenants.

5.1 Buyer Filing of Change of Ownership Paperwork. After the Closing Date, Buyer will cause to be timely filed all notices and applications necessary for Buyer to acquire or, to the extent permissible under applicable law, transfer to Buyer any permits or contracts held by RxPA in connection with the operation of the pharmacy and shall change the name of the pharmacy with the Pennsylvania Board of Pharmacy and all other non-resident Boards of Pharmacy RxPA hold licenses with. In addition, Buyer shall notify all other necessary third parties of the change in name and ownership including, where applicable, all insurance providers and pharmacy benefit managers (“PBM”). Following the Closing Date, Buyer shall not use the name ImprimisRx PA, Inc., ImprimisRx, Imprimis or any other trademark or tradename currently owned by, used by or associated with Seller.

5.2 Buyer Response to PBM and Other Audits. After the Closing Date and for a period of six (6) months, Buyer shall timely respond to any PBM or similar audits with respect to RxPA that are received by Buyer, and shall promptly give written notice to Seller of any such audits.

5.3 Maintenance of Pharmacy Records. After the Closing Date and receipt from Seller of all prescription files and records relating to RxPA (the “Pharmacy Records”), Buyer, at Buyer’s expense, will transfer the Pharmacy Records to Buyer’s central repository of records. Buyer agrees to preserve all Pharmacy Records, to respond to any inquires received with reference thereto, to provide Seller with reasonable access thereto and permit Seller to make copies thereof during normal business hours for a period of seven (7) years following the Closing Date.

5.4 Employer Identification Number (EIN); Provider Numbers; License Applications.

5.4.1 From and after the Closing Date, for income tax reporting purposes all activities with respect to RxPA shall be reportable under Buyer’s EIN, and Buyer will have no responsibility for filing tax returns under the Seller’ EINs for RxPA nor for any tax, interest, penalty or other assessment arising therefrom.

5.4.2 Within fifteen (15) days after Closing, Buyer will submit all change of ownership notices, applications, fees, and other documentation necessary to obtain any required licenses from the Pennsylvania Board of Pharmacy and other Boards of Pharmacy with respect to Buyer’s ownership of RxPA (the “RxPA Licensure”).

5.4.3 Buyer will obtain new NPI and NCPDP numbers to be used in connection with Buyer’s pharmacy and shall activate such new NPI and NCPDP numbers within fifteen (15) days after Buyers receipt of RxPA Licensure.

5.4.4 Within ninety (90) days after Closing, Buyer will submit (i) all change of ownership notices, applications, fees, and other documentation necessary to obtain required licenses in any jurisdiction other than Pennsylvania with respect to Buyer’s ownership of RxPA (“Other Licensure”); and (ii) all change of ownership and other documentation necessary in connection with all PBM and payer contracts (together with Other Licensure, collectively “Required Approvals”).

5.5 Actions Under Power of Attorney. All powers granted to Buyer pursuant to the power of attorney (as outlined herein) delivered to Buyer pursuant to Section 8.2.4(d) of this Agreement shall expire upon the earliest to occur of (i) Buyer’s receipt of all Required Approvals; and (ii) ninety (90) days after Closing (the “POA Term”); provided, however, that the POA Term may be extended for one or more additional sixty (60) day periods with the written consent of Seller. Upon expiration of the POA Term, Buyer (i) shall not exercise any powers granted to Buyer pursuant to such power of attorney; and (ii) shall either deliver the original of such power of attorney to Seller or provide written confirmation to Seller that the original of such power of attorney has been destroyed.

5.6 Security Agreement. To secure all of Buyer’s liabilities to Seller and its affiliates pursuant to this Agreement, including the Purchase Price and Balance Cash Payments or otherwise (collectively, the “Obligations”), Buyer grants to Seller a security interest in all Assets (to the extent allowed by applicable law) and a lien upon and security interest in all its personal property and any and all additions, substitutions, and proceeds thereto or thereof, wherever located and now owned or hereafter acquired or arising, relating to the Assets (collectively, the “Collateral”). All capitalized terms used herein and not defined have the meaning set forth in the Uniform Commercial Code as in effect in any jurisdiction in which any of the Collateral may at the time be located (the “UCC”). Seller reserves the right, in its sole discretion, and Buyer authorizes Seller, upon such election, to file a UCC financing statement describing the Collateral as “all assets.” Buyer also ratifies its authorization for Seller to have filed, in its sole discretion, any UCC financing statement or amendment thereto describing the Collateral as “all assets” in effect in any jurisdiction if filed prior to the date hereof. Upon full and final payment by Buyer to Seller of the Balance Cash Payment, Seller will, within five (5) calendar days of receipt of such full and final payment, file at Seller’s expense such document(s) as are necessary to terminate any such UCC financing statement(s). Buyer will cooperate with Seller or any successor secured party in obtaining control with respect to the Collateral. Buyer hereby grants to Seller an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Seller at law and in equity, including such rights and remedies available to Seller pursuant to this Agreement. Seller may at any time enforce its rights against Buyer.

6. Transfer Provisions.

6.1 Purchased Assets. In the event that, at any time or from time to time following the Closing, any party identifies any asset that is included within the definition of “Assets” that was not transferred as of Closing, then Seller shall promptly transfer, or cause to be transferred, such asset to Buyer for no additional consideration. Prior to any such transfer, Seller shall hold such asset in trust for Buyer.

6.2 Interim Medication and Devices Inventory and Reconciliation. On the Closing Date, Seller shall deliver to Buyer an inventory of all Assets on hand at the RxPA Premises and RxCA Premises as of the Closing Date (“Closing Inventory”) as outlined in Exhibit C.

6.3 Limited Power of Attorney. Effective upon the Closing, the Seller hereby irrevocably appoint Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable for the purposes of: (i) demanding and receiving any and all Assets not held by Seller and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise, or settle any and all proceedings with respect to the Assets and the Lease; (iii) to receive and open all mail, packages and other communications addressed to RxPA relating to the Business; and (iv) conveying to Buyer the right to use, among other required numbers, but not limited to, RxPA’s state licenses, Board of Pharmacy registrations, DEA registrations, Medicaid Provider Numbers, Medicare Provider Numbers, and NCPDP and NPI numbers.

7. Survival of Representations and Warranties. Except for the representations and warranties of Seller set forth in Sections 3.1, 3.2, and 3.4 and the representations and warranties of Buyer set forth in Section 4.1 and 4.2, which warranties shall survive indefinitely, all representations and warranties made under this Agreement will survive the Closing for a period of one (1) year.

8. Conditions to Closing.

8.1 Closing. The transactions contemplated by this Agreement shall close by electronic exchange of documents (the “Closing”) as soon as practicable after the date on which the document deliveries and actions referenced in this Section 8 are completed, in no case later than July 17, 2017 (the “Closing Date”).

8.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated under this Agreement and the other Transaction Agreements are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent (the “Buyer Conditions”), any one or more of which may be waived, in part or in full, by Buyer in writing:

8.2.1 The representations and warranties of contained in this Agreement (and in any other Transaction Agreement delivered by any Seller pursuant hereto) shall be true, correct, and complete in all material respects on and as of the Closing.

8.2.2 All of the terms, covenants, agreements and obligations of this Agreement to be complied with, performed, or satisfied by any Seller on or before the Closing Date shall have been duly complied with, performed, or satisfied in all material respects on or before such date.

8.2.3 Any lenders to Seller who are required to approve or consent to the sale of the Assets to Buyer pursuant to this Agreement shall have delivered an approval or consent, including assurance that Buyer will not be liable for any claims such lenders may have against Seller or the Assets.

8.2.4 On or prior to the Closing, Seller shall have delivered or made available to Buyer the following:

(a) the Pharmacy Records.

(b) a Bill of Sale duly executed by in the form attached hereto as Exhibit A;

(c) an unconditional consent to assignment of the Lease to Buyer from the landlord set forth in the Lease;

(d) a Power of Attorney duly executed by RxPA in the form attached hereto as Exhibit B;

(e) duly executed counterparts to this Agreement and all other Transaction Agreements to which is a party; and

(f) such other bills of sale, assignments, certificates of title and other documents of transfer as may be reasonably requested by Buyer in order to convey to Buyer good and marketable title to all of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and in order to carry out the intentions and purposes of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

8.2.5 Buyer shall have secured to Buyer’s reasonable satisfaction such assurance(s) and agreement(s) for as sought by Buyer with the current licensed pharmacist in charge (“PIC”) employed at Seller’s existing location at or about Unit E, 780 Primos Avenue, Folcroft Borough, Pennsylvania for said PIC’s employment with Buyer following the Closing; provided, however, Buyer shall offer PIC, within five (5) business days of the execution of this Agreement and made effective upon Closing, a compensation package (including salary and benefits).

8.3 Conditions to Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated under this Agreement and the Transaction Agreements are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Company in writing:

8.3.1 The representations and warranties of Buyer contained in this Agreement (and in any other Transaction Agreement delivered by Buyer pursuant hereto) shall be true, correct and complete in all material respects on and as of the Closing.

8.3.2 All of the terms, covenants, agreements and obligations of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date.

8.3.3 Buyers shall have delivered to Seller, directly or through an intermediary, to Company:

(a) the Initial Cash Payment, the Lease Deposit Reimbursement, and, if any, the Apportioned Obligations Reimbursement (as defined in Section 13.5);

(b) any document or instrument reasonably requested by Seller to evidence Buyer’s assumption of all obligations under the Lease;

(c) duly executed counterparts to this Agreement and all other Transaction Agreements to which such Buyer is a party; and

(d) such other bills of sale, assignments, certificates of title and other documents of transfer as may be reasonably requested by Seller in order to convey to Buyer good and marketable title to all of the Assets and in order to carry out the intentions and purposes of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby all as duly executed by Buyer.

9. Liability and Indemnification.

9.1 Each of Buyer, on one hand, and Seller, jointly and severally, but in each case subject to Section 9.5 of this Agreement, on the other hand, hereby covenant and agree to indemnify, defend, protect and hold harmless the other party and such party’s affiliated parties, agents, successors, and assigns from, against and in respect of all Damages (defined below) suffered, sustained, incurred or paid by the other party, in each case in connection with, resulting from or arising out of (whether or not involved in a third party claim): (i) the breach of any representation or warranty made by such party; (ii) the breach of any covenant or agreement on the part of such party; and (iii) enforcing the indemnification rights of the Indemnified Party (as defined below).

9.2 Subject to Section 9.5 of this Agreement, Buyer shall indemnify, defend, protect and hold harmless Seller and Seller’s respective agents, successors, and assigns, from and against any and all Damages arising, resulting from, or relating to the ownership of the Assets and the operation of the Business, in each instance arising after the Closing Date.

9.3 Seller, subject to Section 9.5 of this Agreement, shall indemnify, defend, protect and hold harmless Buyer, and Buyer’s agents, successors, and assigns, from and against any and all Damages arising, resulting from or relating to the ownership of the Assets and operation of the Business, in each instance arising on or prior to the Closing Date.

9.4 In the event any claim for indemnification hereunder arises, including, without limitation, on account of a claim or action made or instituted by a third party, the party to this Agreement seeking indemnification (the “Indemnified Party”) hereunder shall notify in writing the party hereto from which it seeks indemnification (the “Indemnifying Party”) as soon as reasonably practicable, but in no event later than fifteen (15) days, after the Indemnified Party has actual knowledge of any claim that it has under this Section 9.

9.5 Notwithstanding any provisions of this Agreement to the contrary, each party expressly agrees that (i) in no event shall any indemnifying party’s aggregate liability for any Damages payable to the indemnified parties pursuant to the indemnification provisions of this Section 9 exceed an amount equal to Purchase Price; (ii) in the absence of fraud, gross negligence, or intentional misconduct (a) recourse for any Damages payable to the indemnified parties pursuant to the indemnification provisions of this Section 9 shall be limited to assets then held by the applicable indemnifying party; and (b) no party shall seek to recover Damages from any employee, officer, director, manager, stockholder, member, any affiliate (or any employee, officer, director, manager, stockholder, or member of any affiliate) of the indemnifying party.

10. Seller’s Accounts Receivable. All accounts receivable of RxPA, including third-party receivables, which accrue prior to the Closing Date shall remain the property of Seller. For a period of ninety (90) days from and after the Closing Date, Buyer agrees to accept payment of accounts receivable for and on behalf of Seller, and shall make an accounting of and transmit such collected receivables to the Company on Friday of each week, whether received during such 90-day period or thereafter (“A/R Payments”). On the 91st day after the Closing Date, Buyer shall return all records of A/R Payments to the Company. A/R Payments received, unless otherwise specified by any payer, shall be allocated on a first in first out basis. Notwithstanding any of the above, Buyer shall have no duty actively to attempt to collect such receivables, but will cooperate with Seller in such collection.

11. Publicity and Disclosure.

11.1 Buyer and the Company shall mutually determine the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby. Each party shall use commercially reasonable efforts to provide the other with the opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby prior to its release. No party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by Buyer and the Company. Notwithstanding the foregoing, nothing contained herein shall prohibit any party from making any disclosure which the party in good faith believes is required by, or advisable according to, applicable laws, regulations or stock market rules.

11.2 Buyer hereby agree that each shall hold, and shall use its commercially reasonable efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), and shall not (and shall use commercially reasonable efforts to cause its Representatives not to) disclose, transfer, transmit or use, any and all Buyer Confidential Information (defined below), except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of law upon the advice of counsel and following prompt notice to Buyer of any related proceeding thereby allowing Buyer reasonable opportunity to seek an appropriate protective order or other assurance that Buyer Confidential Information shall be afforded confidential treatment, (ii) previously known by the Person receiving such Buyer Confidential Information or (iii) in the public domain through no fault of the receiving person. After the Closing, shall, and shall use commercially reasonable efforts to cause their Representatives to, at the request and option of Buyer, deliver all tangible embodiments (and all copies) of Buyer Confidential Information that are in such party’s possession or under such party’s control.

12. Non-Competition.

12.1 Covenant Not to Compete. For the period commencing with the Closing and ending on the second anniversary of the Closing, each of Seller and their respective directors, officers, managers, affiliates, agents, successors and assigns (except, in each instance, for any stockholder of the Company or any directors, officers, managers, affiliates (other than the Subsidiaries), agents, successors, and assigns of any stockholder of the Company), shall not, for any reason whatsoever, directly or indirectly, for themselves, as a principal, or for another’s account, on behalf of or in conjunction with any other person or through any form of ownership in any person, anywhere in the continental United States:

12.1.1 engage in participate, sponsor, organize, encourage, lend to, or invest in any activity competitive with any aspect of the Business,;

12.1.2 cause, induce, solicit or encourage any contractor, vendor, service provider, strategic partner or actual or prospective customer of the Business (the “Covered Persons”) to terminate such status or advise any person against entering into such status;

12.1.3 otherwise intentionally disrupt or interfere with, or attempt to disrupt or interfere with, the relations of Buyer with any Covered Person as such relations relate to the Assets or Business; or

12.1.4 disparage or make any false or inaccurate statements (whether in oral, written, electronic or other form) to any media source, industry member, company, or group, financial institution or Covered Person regarding Buyer as they relate to the Assets or Business;

provided, that the foregoing shall not prohibit any such persons from, collectively, owning as a passive investment ten percent (10%) or less of the equity of any publicly-traded or privately held entity. For purposes of the foregoing, a person who is not a customer of the Business shall be considered a “prospective customer” if any Subsidiaries made a presentation or written proposal to such person during the twenty-four (24) month period preceding the date hereof or was preparing to make such a presentation or proposal on the date hereof.

13. General Provisions.

13.1 Certain Definitions.

13.1.1 “Assets” means all of Seller’s respective right, title and, interest in and to all assets properties, interests, and other rights of Seller directly related to the Business other than Excluded Assets, including without limitation: (i) all intellectual property rights directly relating to the Business (including, without limitation, all patent rights, trademarks, copyrights, inventions, trade secrets, and other intellectual property and proprietary rights owned by Seller relating to the Business) of Seller and all rights thereunder or in respect thereof; (ii) all training materials, presentation materials, and sales or promotional materials of each Seller relating to the Business; (iii) all tangible and intangible assets relating to the Business, including the Closing Inventory and all other inventory, equipment, and fixed assets; (iv) copies of all Pharmacy Records, customer lists, books, files, papers, ledgers, correspondence, databases, information systems, programs, materials, documents and records of each Seller relating to the Business as physically maintained or maintained on any other medium; (v) to the extent transferable, all permits of RxPA; and (vi) all claims, causes of action, rights to tender claims, or other rights against any person related to the Assets, including, without limitation, those assets set forth on the asset schedule, dated as of the Effective Date, delivered by Buyer to Seller, but excluding, in all instances, the Excluded Assets.

13.1.2 “Business” means and is specifically limited to the Seller’s topical sinusitis line of business.

13.1.3 “Buyer Confidential Information” means all: (i) documents and information concerning Buyer or any of its respective Representatives furnished in connection with this Agreement, any of the other Transaction Agreements or the transactions contemplated hereby or thereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof); and (ii) all information concerning the Agreement, the Business and the Assets that is not generally available to the public and including, without limitation, any information provided or made available to the Company following the Closing pursuant to the Agreement.

13.1.4 “Company Confidential Information” means all documents and information concerning Seller or any of their respective Representatives or affiliates furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include the Assets.

13.1.5 “Damages” means all liabilities, losses, claims, damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, taxes, and costs and expenses (including, without limitation, reasonable and documented attorneys’ fees).

13.1.6 “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, license, restraint, security interest, right-of-way, encumbrance, mortgage or other right or obligation (including, without limitation, with respect to any securities, any preemptive right, right of first refusal, put, call or other restriction on transfer, and, with respect to intellectual property rights, any license, covenant, release or immunity), other than encumbrances created by or through Buyer.

13.1.7 “Excluded Assets” means, with respect to each Seller, any cash on hand, cash in banks, accounts receivable, any contracts and contract rights with respect to all contracts, anticipated or actual tax refunds, any and all refunds payable to Seller, and rights under insurance policies, including any refunds of prepaid insurance or refunds upon termination.

13.1.8 “Permitted Encumbrance” means (a) liens imposed by law for taxes that are not yet due; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, securing obligations that are not overdue; (c) rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, any right, power, franchise, grant, license, permit or use of any property; and (d) any extension, renewal or replacement of the foregoing.

13.1.9 “Representatives”, with respect to any person (which shall include any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, governmental authority or other entity), means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).

13.1.10 “Transaction Agreements” means this Agreement, the Bill of Sale delivered pursuant to Section 8.2.4(b) and any other documents or instruments delivered pursuant to Section 8.2.4(f).

13.2 Further Assurances. After the Closing Date, Seller shall execute and deliver all such further instruments, documents, deeds, bills of sale, assignments and assurances and shall take and perform all other acts which the other may reasonably request in order to further effect or perfect the sale and transfer of the Assets to Buyer as contemplated in this Agreement. Following the Closing: (i) Buyer shall promptly deliver to the Company any mail or other communications received by Buyer relating to the Excluded Assets or the Excluded Liabilities; (ii) each Seller, as applicable, shall promptly forward to Buyer any payments received by such Seller on account of any Purchased Assets; and (iii) each Seller shall promptly deliver to Buyer any mail or other communications received by such Seller relating to the Assets or the Lease.

13.3 Termination. This Agreement may be terminated be terminated and abandoned at any time prior to the Closing Date by (i) mutual written agreement of Seller and Buyer, (ii) by written notice from Seller to Buyer or Buyer to Seller if the Closing shall not have occurred on or before August 30, 2017; provided, however, that the party seeking to terminate this Agreement shall not seek to terminate because of its breach or violation of any representation, warranty, or covenant contained herein having caused or resulted in a failure of the Closing to occur by such date, (iii) by Seller’s written notice to Buyer in the event of a material breach by Buyer, provided, Seller are not then in material breach of any of the provisions of this Agreement, (iv) by Buyer’s written notice to Seller in the event of a material breach by any Seller, provided Buyer is not then in material breach of any of the provisions of this Agreement, or (v) by the Buyer if a third party initiates a claim or proceeding which has or is reasonably likely to have a material adverse effect on the Assets or the Business.

13.4 Time. Time is of the essence to the performance of the parties under this Agreement.

13.5 Sales Tax; Property Taxes.

13.5.1 Buyer and Company shall each pay one-half of all sales and use taxes arising out of transfer of the Assets, if any.

13.5.2 Liability for all personal property taxes and any real property taxes payable in connection with the Lease, and similar ad valorem obligations levied with respect to the Assets or the Lease for a taxable period that includes (but does not end on) the Closing Date (the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. At the Closing, the amount of any unpaid Apportioned Obligations payable by Seller with respect to the Pre-Closing Period, if any, shall be set off against the Purchase Price payable by Buyer and if any portion of the Apportioned Obligations payable with respect to the Post-Closing Period were paid by Seller, Buyer shall reimburse Seller for such amount (the “Apportioned Obligations Reimbursement”).

13.6 License and Permit Transfer; Fees and Costs. Buyer will be responsible for any and all fees and costs associated with the assumption or transfer to Buyer, or any company owned by Buyer, of any licenses or permits held by RxPA. Seller shall provide reasonable cooperation and support to Buyer in the transfer of any licenses or permits held by RxPA into Buyer’s name; provided, however, such additional cooperation and support shall not exceed a total of ten (10) hours.

13.7 Transfer/Shipping/Delivery Fees and Costs. Any and all shipping costs related to the delivery of the Assets to be acquired from RxPA Premises and RxCA Premises shall be at Buyer’s sole cost and expense and Buyer shall remove all such Assets from any premises of Seller on or before July 31, 2017.

13.8 Notices. All notices, statements or demands shall be in writing and shall be served in person, by facsimile, by e-mail, by express mail, by certified mail or by private overnight delivery. Service shall be deemed conclusively made: (i) at the time of service, if personally served; (ii) at the time of receipt, if served by facsimile or e-mail; (iii) twenty four (24) hours after deposit in the United States mail, properly addressed and postage prepaid, if served by express mail; (iv) five (5) days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail; and (v) twenty four (24) hours after delivery by the party giving the notice, statement or demand to the private overnight deliverer, if served by private overnight delivery.

Notices to Seller shall be given to:	Imprimis Pharmaceuticals
Attn:
12264 El Camino Real, Suite 350
San Diego, CA 92130
Phone:
Fax:
E-mail:

Notices to Buyer shall be given to:	Creative Pharmacy Solutions Central, LLC
Attn:
2535 Johns Place
Jamestown, NY 14738
Phone:
Fax:
E-mail:

With a copy to:	Lundberg Price P.C.
Attn:
202 West Fourth Street
Jamestown, NY 14701
Phone:
Fax:
E-mail:

Either party may, by virtue of written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.

13.9 Waivers. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

13.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the parties.

13.11 Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are for convenience only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

13.12 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

13.13 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

13.14 Governing Law/Interpretation. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of Delaware. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

13.15 Disputes. In the event a dispute should arise between the Sellers, on the one hand, and Buyer, on the other, whether based on contract, tort, statute, or other legal theory, arising out of this Agreement, such dispute shall be resolved by binding arbitration to take place in the State of California.

13.16 Assignment. The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

13.17 Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

13.18 Modification and Waiver. This Agreement may not be amended, modified, or supplemented except by written agreement signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision.

13.19 Counterparts. This Agreement may be executed in two or more counterparts, which when taken together, whether or not including any transmitted by email or facsimile, shall constitute a single, signed, final, original edition of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SELLERS:		BUYER:

Imprimis Pharmaceuticals, Inc.		Creative Pharmacy Solutions Central, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Mark L. Baum	By:	/s/ Richard Moon
	Mark L. Baum		Richard Moon
Its:	Chief Executive Officer	Its:	President

ImprimisRx CA, Inc.
a California corporation

By:	/s/ Mark L. Baum
Mark L. Baum
Its:	Chief Executive Officer

ImprimisRx PA, Inc.
a Delaware corporation

By:	/s/ Mark L. Baum
Mark L. Baum
Its:	Chief Executive Officer